Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Advanced Medical Optics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-108719 and 333-118922) on Form S-3 and (Nos. 333-90950, 333-109058 and 333-116589) on Form S-8 of Advanced Medical Optics, Inc. of our report dated February 20, 2003, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the year ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2004, annual report on Form 10-K of Advanced Medical Optics, Inc. Our report refers to a change in the method of accounting for goodwill and intangibles in 2002.

/s/ KPMG LLP

Costa Mesa, California

March 1, 2005